SECURE NETWERKS, INC.
                          10757 SOUTH RIVER FRONT PKWY
                                    SUITE 125
                            SOUTH JORDAN, UTAH 84095
                                 (801) 816-2560
                               FAX: (801) 816-2599
                             WWW.SECURENETWERKS.COM

                               September 26, 2006


Song P. Brandon, Attorney
U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporate Finance
450 Fifth Street, N.W., Mail Stop 0304
Washington, D.C. 20549
Telephone (202) 942-1946
Facsimile (202) 942-9516

     Re: Secure Netwerks, Inc. - Withdrawal of Form 10-SB12B Filed on July 14, 2006

Dear Ms. Brandon:

     On September 25, 2006 Secure Netwerks filed a withdrawal request for its Form 10-SB12G filed on September 15, 2006, file number 000-52227, at the request of the Securities and Exchange Commission. It was later discovered that the Form 10-SB12B, file number 001-32946, filed on July 14, 2006 should be withdrawn instead of the September 15, 2006 filing.

     It is our intention that as of the date of this letter that Form 10-SB12B dated July, 14, 2006, file number 001-32946, be withdrawn.



                                              Sincerely,


                                              /S/ Chene Gardner
                                              -----------------
                                              Chene Gardner
                                              Chief Executive Officer
                                              SECURE NETWERKS, INC.